Exhibit 4

 STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of the 18th day of September, 2013 (the “Effective Date”), by and between CHRIS RICHARDE (“Seller”), and X SHARES, LLC (“Purchaser”).  Seller and Purchaser are herein each a “Party” and, collectively, the “Parties.”

WITNESSETH:

WHEREAS, Seller previously owned 44,440,064 shares (the “Richarde Shares”) of common stock of XHIBIT CORP., a Nevada corporation (the “Corporation”);

WHEREAS, Seller previously sold 5,000,000 of the Richarde Shares to Rebecca L. and Paul Hrissikopoulos;

WHEREAS, Seller desires to sell 15,000,000 of the Richarde Shares (the “Shares”) to Purchaser, and Purchaser desires to purchase the Shares from Seller, on the terms and subject to the conditions set forth herein (the “Share Purchase”);

WHEREAS, contemporaneous with the closing and consummation of the Share Purchase, the Corporation is entering into a certain Credit Agreement providing for a $5,000,000 loan (the “Loan”);

WHEREAS, a portion of the Loan proceeds will be used by the Corporation to reimburse Seller for charges made by the Corporation on Seller’s credit cards;

WHEREAS, immediately following the consummation of the Share Purchase, the Loan and the repayment by the Corporation in respect of Seller’s credit cards, Seller shall relinquish to the Corporation for cancelation 4,440,064 of the Richarde Shares and Seller and the Corporation shall enter into an amendment to that certain Mutual Release Agreement whereby the Conditions Precedent (as defined therein) shall be deemed satisfied;

WHEREAS, after giving effect to the transactions contemplated hereby, Seller will own 20,000,000 of the Richarde Shares; and

WHEREAS, simultaneous with the execution of this Agreement, Purchaser and Seller shall each enter into a registration rights agreement with the Corporation in a form mutually acceptable to each of Purchaser, Seller and the Corporation.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.  Purchase of Stock.  On the terms and subject to the conditions contained in this Agreement, Purchaser hereby purchases the Shares from Seller for a purchase price equal to $375,000 (the “Purchase Price”).  Concurrently with the execution and effectiveness of this Agreement, Seller shall deliver original stock certificate(s) representing the Shares, duly endorsed to Purchaser.  The Share Purchase shall only be deemed effective upon the closing of the Loan and the payment to Seller of $232,442.10 as reimbursement for charges made by the Corporation on Seller’s credit cards.

2.  Payment of Purchase Price.  Concurrently with the execution and effectiveness of this Agreement, Purchaser is paying the Purchase Price to Seller by wire transfer of immediately available funds.

3.  Representations and Warranties of Seller.  Seller represents and warrants to Purchaser that:

(a) Power and Authority.  Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and constitutes Seller's legal, valid and binding obligation, enforceable against Seller in accordance with its terms.

(b) Title to Shares.  The Shares are owned of record and beneficially by Seller, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting agreements, voting trusts, proxies and other arrangements or restrictions of any kind (other than any restrictions under the Securities Act of 1933 and state securities laws) (“Encumbrances”).  Seller has not transferred the Shares to anyone else or encumbered the Shares in any way.  Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own the Shares, free and clear of all Encumbrances other than those placed upon such Shares by Purchaser or its affiliates.

(c) No Conflicts.  The execution, delivery and performance by Seller of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller is a party or is subject or by which the Shares are bound.

(d) No Governmental Approvals Required.  No governmental, administrative or other third party consents or approvals are required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  Assuming the accuracy of Purchaser’s representations contained in this Agreement, no registration is required under the Securities Act of 1933 in order to effect Seller’s sale of the Shares to Purchaser.

(e) No Legal Actions.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) No Brokers Fees.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

(g) Full Knowledge.  As a sophisticated and accredited investor and a former executive officer and director and a substantial shareholder of the Corporation, Seller has had access to and been given an opportunity to ask such questions of the Corporation and its management concerning the Corporation’s business, operations, financial condition, assets, liabilities and other relevant matters as Seller has deemed necessary or desirable, and has received and reviewed all information requested, in order to evaluate the merits and risk relevant to Seller’s decision regarding the transaction contemplated by this Agreement.

4.  Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that:

(a) Power and Authority.  Purchaser has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and constitutes Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms.

(b) No Conflicts.  The execution, delivery and performance by Purchaser of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller is a party or is subject or by which the Shares are bound.

(c) Acquisition for Investment Purposes.  Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(d) No Governmental Approvals Required.  No governmental, administrative or other third party consents or approvals are required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e) No Legal Actions.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Purchaser, threatened against or by Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) No Brokers Fees.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

(g) Full Knowledge.  Purchaser is an accredited investor and has the sophistication and experience in matters of this nature to protect its interests.  Purchaser has had access to and been given an opportunity to ask such questions of the Corporation and its management concerning the Corporation’s business, operations, financial condition, assets, liabilities and other relevant matters as Purchaser has deemed necessary or desirable, and has received and reviewed all information requested, in order to evaluate the merits and risk relevant to Purchaser’s decision regarding the transaction contemplated by this Agreement.  Purchaser has been provided or had access to all of the Corporation’s filings made with the Securities and Exchange Commission that are publicly available.

5.  Governing Law.  The validity and effect of this Agreement, and the rights and obligations of the Parties hereunder, shall be governed by and construed and enforced in accordance with the laws of the State of Arizona.

6.  Jurisdiction; Venue.  Seller and Purchaser hereby (a) irrevocably consent and submit to the sole exclusive jurisdiction of the state and federal courts located in the State of Arizona in connection with any action directly or indirectly arising out of or relating to this Agreement, and (b) irrevocably waive, to the fullest extent permitted by applicable law, any objection that any of them may now or hereafter have to the laying of the venue of any such action or that any such action has been brought in an inconvenient forum.

7.  Counterparts.  This Agreement may be executed in one or more counterparts with each such counterpart deemed to be an original hereof and all of such counterparts deemed to be one and the same Agreement.

8.  Titles and Headings.  Section headings appearing in this Agreement are inserted solely as reference aids for the ease and convenience of the reader; they shall not be deemed to modify, limit or define the scope or substance of the provisions they introduce, nor shall they be used in construing the intent or effect of such provisions.

9.  Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns.

10.  Further Assurances.  Each of the Parties agrees to execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

11.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

12.  Headings.   The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14.  Severability.   If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15. Representation by Counsel.  The Parties hereby acknowledge that they have received or have had a reasonable opportunity to receive independent legal and tax advice from attorneys and/or accountants of their own choice with respect to the advisability of executing this Agreement.  Prior to the execution of this Agreement each Party made all desired changes to this Agreement.  Each Party and/or his or its attorneys and/or accountants have made such investigation of the facts pertaining to this Agreement as they deem necessary.  This Agreement shall be interpreted and construed without reference to the identity of the Party preparing this Agreement on the express understanding and agreement that the Parties participated equally in the negotiation and preparation of the Agreement or have had equal opportunity to do so.  Each Party certifies that he or it has read this Agreement, and fully understands it and that he or it has executed it voluntarily, free of any duress, force, or undue influence of any Party or any person.

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement effective as of the Effective Date.

PURCHASER: X Shares, LLC

By:	/s/ Jahm Najafi
Name:	Jahm Najafi
Title:	Authorized Representative

SELLER: X Shares, LLC

/s/ Chris Richarde
Chris Richarde